                         CERTIFICATE OF DESIGNATION OF
                            SERIES C PREFERRED STOCK

                                       OF

                       ANCOR COMMUNICATIONS, INCORPORATED


It is hereby certified that:

     1. The name of the Company (hereinafter called the "Company") is Ancor Communications, Incorporated, a Minnesota corporation. For purposes hereof, references to the Company shall include any successor.

     2. The articles of incorporation of the Company (the "Articles of Incorporation") authorizes the issuance of Five Million (5,000,000) shares of preferred stock, $.01 par value per share, One Thousand One Hundred (1,100) of which have been previously designated as Series A Preferred Stock and Nine Hundred (900) of which have been previously designated as Series B Preferred Stock, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a series of Preferred Stock to be designated as "Series C Preferred Stock":

     RESOLVED, that One Thousand One Hundred (1,100) of the Four Million Nine Hundred Ninety-eight Thousand (4,998,000) authorized but undesignated shares of preferred stock of the Company shall be designated Series C Preferred Stock, $.01 par value per share, and shall possess the rights and preferences set forth below:

     Section 1.  Designation and Amount.  One thousand one hundred (1,100)
                 ----------------------
shares of the Company's authorized but undesignated preferred stock shall be designated as Series C Preferred Stock (the "Series C Preferred Stock"), par value $.01 per share. The Series C Preferred Stock shall have a stated value of Ten Thousand Dollars ($10,000) per share (the "Original Series C Issue Price" or the "Stated Value"), with an eight percent (8%) per annum accretion rate as set forth herein.

     Section 2.  Rank.  The Series C Preferred Stock shall rank: (i) junior to
                 ----
any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series C Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's Common Stock, $.01 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series C Preferred Stock (collectively, with the Common Stock, "Junior Securities"); and
(iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"). The Series C Preferred Stock shall rank junior to the Company's Series A Preferred Stock and Series B Preferred Stock and shall rank senior to the Company's Common Stock.

     Section 3.  Dividends.  The Series C Preferred Stock will bear no
                 ---------
dividends, and the holders of the Series C Preferred Stock ("Holders") shall not be entitled to receive dividends on the Series C Preferred Stock.

     Section 4.  Liquidation Preference.
                 ----------------------

             (a) In the event of any liquidation, dissolution or winding up of the Company ("Liquidation Event"), either voluntary or involuntary, then each Holder of shares of Series C Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities, but on parity with any distribution to Parity Securities, an amount per share (the "Total Value") equal to the sum of (i) the Original Series C Issue Price for each share of Series C Preferred Stock held by such Holder and (ii) an amount equal to eight percent (8%) of the Original Series C Issue Price, per annum, accruing daily, for the period that has passed since the Last Closing Date, as defined below (such amount in this clause (ii) being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among all of the Holders of the Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the holders of the Series C Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series C Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

             (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Articles of Incorporation including any duly adopted certificate(s) of designation.

             (c) At the Holders's option, a sale, conveyance or disposition of all or substantially all of the assets of the Company may be treated as a Redemption Upon Major Transaction pursuant to Section 12(a) by such Holder's delivery of a Notice of Redemption Upon Major Transaction as provided in Section 12(e) hereof, and if such notice is not so delivered shall be treated as a liquidation, dissolution or winding up within the meaning of this Section 4; provided further that, a Change of Control (as such term is defined in Section 12(c)) shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5(d)(iii) hereof or Section 12 hereof, as the case may be. Within 2 business days following the public announcement of any Change of Control, the Company shall deliver notice thereof via facsimile to each Holder of Series C Preferred Stock. From and after the time for such notice or earlier public announcement, each Holder shall be entitled to immediately convert any or all of its shares of Series C Preferred Stock into Common Stock at the Conversion Price, as defined below, then in effect, which conversion shall not be subject to the conversion restrictions set forth in Section 5(a).

     Section 5.  Conversion.  The Holders of the Series C Preferred Stock shall
                 ----------
have conversion rights as follows (the "Conversion Rights"):

             (a) Right to Convert. The record Holder of the Series C Preferred Stock shall be entitled to convert, subject to the conversion restrictions set forth herein, any or all of the shares of the Series C Preferred Stock on or after the date that is four (4) months after the Last Closing Date, as defined below, at the office of the Company's transfer agent for the Common Stock (the "Transfer Agent"), into that number of fully-paid and non-assessable shares of Common Stock calculated in accordance with the following formula (the "Conversion Rate"):

     Number of shares of Common Stock issued upon conversion of one (1) share of Series C Preferred Stock =


                        (.08) (N/365) (10,000) + 10,000
                        -------------------------------
                                Conversion Price

     where,

     . N= the number of days (inclusive) between (i) the Last Closing Date (as defined below) and (ii) the applicable Date of Conversion (as defined in
     Section 5(b)(iv) below) for the shares of Series C Preferred Stock for which conversion is being elected, and

     . Conversion Price = the lesser of (x) the "Maximum Conversion Price" (as defined below) or (y) 100% of the "Market Conversion Price" (as defined below) on the Date of Conversion.

     . "Maximum Conversion Price": During the one (1) year period following the Last Closing Date, "Maximum Conversion Price" shall equal the greater of $9.00 per share and the price as defined in the schedule below (the "First Year Maximum Conversion Price"). Anytime after the date that is one (1) year after the Last Closing Date, "Maximum Conversion Price" shall equal the lesser of (i) the First Year Maximum Conversion Price or (ii) the average Closing Bid Price for the five (5) consecutive Wednesdays immediately preceding the date that is one (1) year after the Last Closing Date.

             Average Closing Bid Price for the 30
                  Trading Days Following the
                      Last Closing Date                       Maximum Conversion Price
                      -----------------                       ------------------------
                         below $5.50                                     $ 9
                         $5.50 - $6.49                                   $10
                         $6.50 - $7.49                                   $11
                         $7.50 - $8.49                                   $12
                         $8.50 or over                                   $13

     . "Market Conversion Price" shall equal the average of the three (3) lowest Closing Bid Prices (as defined below) occurring during the applicable Pricing Period (as defined below).

     . "Pricing Period" shall mean twelve (12) consecutive trading days, plus one (1) additional consecutive trading day for each full calendar month which has passed since the Last Closing Date, ending on the trading day immediately preceding the Date of Conversion.

provided, however, that, unless otherwise indicated herein, beginning on the date that is four (4) months following the Last Closing Date, as defined below, the right of a Holder to convert into Common Stock at a Conversion Price that is less than the average Closing Bid Price for the five (5) trading days immediately preceding the Last Closing Date (the "Quota Closing Price") initially shall be limited to a maximum of fifteen percent (15%) of the aggregate principal amount of the Series C Preferred Stock issued to such Holder, and for each one (1) month period which expires thereafter, the Holder shall accrue the right to convert into Common Stock at a Conversion Price that is less than the Quota Closing Price an additional fifteen percent (15%) of the aggregate principal amount of the Series C Preferred Stock issued to such Holder (the number of shares that may be converted at any given time using a Conversion Price that is less than the Quota Closing Price, in the aggregate, is referred to hereinafter as the "Conversion Quota"); and provided, further, in the event that the Holder elects not to convert its full Conversion Quota during any one
(1) month period, the unconverted amount shall be carried forward and continue to constitute a portion of the Conversion Quota, and thereafter the Holder may, from time to time, convert any portion of the Conversion Quota; and provided, further, that unless otherwise indicated herein, beginning on the date that is four (4) months following the Last Closing Date, the right of the Holder to convert into Common Stock at a Conversion Price that is equal to or greater than the Quota Closing Price, but less than the Maximum Conversion Price then in effect initially shall be limited to a maximum of thirty percent (30%) of the aggregate principal amount of the Series C Preferred Stock issued to such Holder, and for each one (1) month period which expires thereafter, the Holder shall accrue the right to convert into Common Stock at a Conversion Price that is equal to or greater than the Quota Closing Price but less than the Maximum Conversion Price an additional thirty percent (30%) of the aggregate principal amount of Series C Preferred Stock issued to such Holder (the number of shares that may be converted at any given time using a Conversion Price that is less than Maximum Conversion Price but greater than or equal to the Quota Closing Price, in the aggregate, is referred to hereinafter as the "Medium Range Conversion Quota"); and provided further, in the event that Holder elects not to convert its full Medium Range Conversion Quota during any one month period, the unconverted amount shall be carried forward and continue to constitute a portion of the Medium Range Conversion Quota and thereafter the Holder may, from time to time, convert any portion of the Medium Range Conversion Quota; and provided, further, that subsequent to the date that is eleven (11) months following the Last Closing Date, there shall be no restrictions on the number of shares of Series C Preferred Stock that may be converted into Common Stock using a Conversion Price that is less than the Quota Closing Price; and provided, further, that subsequent to the date that is eight (8) months following the Last Closing Date, there shall be no restrictions on the number of shares of Series C Preferred Stock that may be converted into Common Stock using a Conversion Price that is less than the Maximum Conversion Price and greater than or equal to the Quota Closing Price; and provided, further, that if the Conversion Price then in effect is equal to or greater than the Maximum Conversion Price, a Holder can convert one hundred percent (100%) of the Series C Preferred Stock, or any portion thereof, into Common Stock any time on or after the date that is four
(4) months after the Last Closing Date. Notwithstanding the above, conversions at a Conversion Price that is less than the Quota Closing Price shall count against both the Conversion Quota and the Medium Range

Conversion Quota, and any such conversion shall not be permissible to the extent either such quota is exceeded thereby. A new month will be deemed to occur on the same numeric day of the next calendar month. For example, if the Last Closing Date were to occur on February 19, 1998, the fourth month thereafter would being on June 19, 1998, and the fifth month thereafter would begin on July 19, 1998.

     As used herein, "Last Closing Date" shall have the meaning as set forth in the Subscription Agreements between the Company and the initial purchasers of the Series C Preferred Stock, dated as of February 18, 1998 (each, a "Subscription Agreement" or "Securities Purchase Agreement"). From and after the occurrence of a Triggering Event there shall be no restrictions under this
Section 5(a) on conversions.

     For purposes hereof, any Holder which acquires shares of Series C Preferred Stock from another Holder (the "Transferor") and not upon original issuance from the Company shall be entitled to exercise its conversion right as to the percentages of such shares specified under Section 5(a) in such amounts and at such times such that the number of shares eligible for conversion by such Holder at any time shall be in the same proportion that the number of shares of Series C Preferred Stock acquired by such Holder from its Transferor bears to the total number of shares of Series C Preferred Stock immediately theretofore owned by such Transferor, or (subject to the aggregate limitation applicable to a Transferor) as may otherwise be agreed between a Transferor and its transferee with notice to the Company.

     As used herein, "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on The Nasdaq SmallCap Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Nasdaq SmallCap Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the shares of Series C Preferred Stock. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved by an investment banking firm mutually acceptable to the Company and the holders of a majority of the shares of Series C Preferred Stock.

     As used herein, "Closing Sale Price" means, for any security as of any date, the last closing trade price for such security on The Nasdaq SmallCap Market as reported by Bloomberg, or, if The Nasdaq SmallCap Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing bid price of such security as reported by Bloomberg, or, if no last closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the shares of Series C Preferred Stock. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved by an investment banking firm mutually acceptable to the Company and the holders of a majority of the shares of Series C Preferred Stock.

          (b) Mechanics of Conversion. In order to convert Series C Preferred Stock into full shares of Common Stock, the Holder shall (i) send via facsimile, on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the Date of Conversion, a copy of the fully executed notice of conversion attached hereto ("Notice of Conversion") to the Company at the office of the Company and the Transfer Agent stating that the Holder elects to convert (provided that if Holder timely sends a copy of the Notice of Conversion to one of the Company or the Transfer Agent, failure to send a copy of the Notice of Conversion to the other shall not void the conversion), which notice shall specify the Date of Conversion, the number of shares of Series C Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front of each certificate to be converted) and (ii) within two business days surrender to a common courier for delivery to the office of the Transfer Agent, the original certificates representing the Series C Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify the Company and Holder of the results no later than two business days from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

          (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and its Transfer Agent, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall, or shall cause the Transfer Agent to execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Stock.

          (ii) Delivery of Common Stock Upon Conversion. The Company shall cause to be delivered to Holder or at its direction to transferees of the Holder, as soon as practicable but in any event no later than the later of (the "Deadline") (x) the close of business on the third (3rd) business day following the delivery of the facsimile Notice of Conversion and
(y) the day that is the first business day after receipt by the Transfer Agent of the original Preferred Stock Certificates to be converted (or provision for security or indemnification in accordance with the requirements of subparagraph
(i) in the case of lost or destroyed certificates, if required) and a copy of the Notice of Conversion, the number of shares of Common Stock to which the Holder shall be entitled as aforesaid and a certificate for that number of shares of Series C Preferred Stock not being converted, if any, which were previously represented by the Preferred Stock Certificate submitted for conversion. If electronic delivery is requested, shares of Common Stock shall be transmitted electronically pursuant to such electronic delivery system as the Holder shall request (to the extent such shares may be delivered without a legend pursuant to the Securities Purchase Agreement); otherwise delivery shall be by physical certificates. All Series C Preferred Stock shall be physically delivered. All physical deliveries shall be by reputable overnight courier and the Deadline shall be extended by one additional business day for physical delivery of certificates to a location outside of the United States.

          (iii) No Fractional Shares. If any conversion of the Series C Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next higher number of shares.

          (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is sent via facsimile to the Transfer Agent before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Preferred Stock Certificates representing the shares of Series C Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, for delivery to the Transfer Agent as provided above. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion. In the event that the original Notice of Conversion and stock certificates are inadvertently forwarded to the Company instead of the Transfer Agent within the required time frame, the conversion shall not be voided thereby, provided that the Deadline is based solely on the date of receipt by the Transfer Agent of the required documentation. In the event that the Company receives an original Notice of Conversion or original Series C Stock Certificates from a Holder, it shall promptly forward such certificates to the Transfer Agent.

      (c) Mandatory Conversion. Each share of Series C Preferred Stock outstanding on the date which is three (3) years after the Last Closing Date or, if not a business day, the first business day thereafter ("Termination Date") automatically shall be converted ("Mandatory Conversion") into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above), and the Termination Date shall be deemed the Date of Conversion with respect to such conversion for purposes of this Certificate of Designation. If a Mandatory Conversion occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this Certificate of Designation; provided, however, that the Holders are not required to send the Notice of Conversion contemplated by Section 5(b).

     (d)  Adjustment to Conversion Rate.

          (i) Adjustment to Maximum Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series C Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Maximum Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Maximum Conversion Price shall be proportionately increased.

          (ii) Further Adjustment to Conversion Price. If, at any time when any shares of the Series C Preferred Stock are issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series C Preferred Stock (including, without limitation, a reference period for determining the Maximum Conversion Price), then the Market Conversion Price and the Maximum Conversion Price, as applicable, shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event.

          (iii) Adjustments.

                (A) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion (without regard to any limitation on conversion contained herein), such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series C Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(d)(iii) unless (a) it first gives at least twenty (20) days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series C Preferred Stock into Common Stock, which conversions shall not be subject to the conversion restrictions set forth in Section 5(a)) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation including this subsection 5(d)(iii).

                (B) Adjustment Due to Distribution. Subject to the restrictions herein contained, if at any time after the Last Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) or shares of its capital stock (other than

Common Stock) to Holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares (or rights to acquire shares) of capital stock of any other public or private company, including but not limited to a subsidiary or spin-off of the Company), then the Holders of Series C Preferred Stock shall be entitled, upon any conversion of shares of Series C Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such distribution (in kind) which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion (without regard to any limitation on conversion contained herein) had such Holder been the holder of such shares of Common Stock on the record date for determination of shareholders entitled to such distribution.

                   (iv) [Intentionally Omitted].

                   (v)  No Fractional Shares. If any adjustment under this
Section 5(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next higher number of shares.


   Section 6.  Redemption by Company.
               ---------------------

               (a) [Intentionally Omitted].

               (b) Company's Right to Redeem at its Election. At any time, commencing twelve (12) months and one (1) day after the Last Closing Date, provided that such date shall be extended for each day during which there is continuing a Triggering Event or the Registration Statement is not, pursuant to
Section 6 of the Registration Rights Agreement entered into between the Company and each of the initial purchasers of the Preferred Stock (the "Registration Rights Agreement"), available for use by all Holders with respect to all Registrable Securities (as defined therein) held by them, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Series C Preferred Stock; provided (i) the Company shall first provide at least thirty (30) days, but not more than sixty (60), irrevocable advance written notice as provided in subparagraph 6(b)(ii) below (which can be given beginning sixty (60) days prior to the date which is twelve (12) months and one (1) day after the Last Closing
Date), and (ii) that the Company shall only be entitled to redeem Series C Preferred Stock having an aggregate Stated Value (as defined above in Section 1) of at least One Million Dollars ($1,000,000). If the Company elects to redeem some, but not all, of the Series C Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series C Preferred Stock.

                   (i) Redemption Price At Company's Election. The "Redemption Price At Company's Election" shall be the greater of (A) the product of (x) the number of shares of Common Stock the Holder would have received upon a conversion of the Series C Preferred Stock being redeemed at the Conversion Price in effect on the date of such redemption (without regard to the limitations contained herein), and (y) the Closing Sale Price in effect on the date of such redemption, or (B) an amount calculated as a percentage of Total Value, as that term is defined above, of the Series C Preferred Stock redeemed pursuant to this Section 6(b), which percentage shall vary depending on the date of Redemption at Company's Election, and shall be determined as follows:



     Date of Redemption at Company's Election                                   % of Total Value
     ----------------------------------------                                   ----------------
     12 months and 1 day to 18 months following Last Closing Date                     130%
     18 months and 1 day to 36 months following Last Closing Date                     125%


          (ii) Mechanics of Redemption at Company's Election. The Company shall effect each such redemption by giving not more than sixty (60) but at least thirty (30) days prior written notice ("Notice of Redemption At Company's Election"or a "Redemption Notice") to (A) the Holders of the Series C Preferred Stock selected for redemption, at the address and facsimile number of such Holders appearing in the Company's Series C Preferred Stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election shall be deemed to have been delivered two (2) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption At Company's Election. The Company shall simultaneously publicly announce that it has served a Redemption Notice. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series C Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "Date of Redemption At Company's Election") and (iii) the applicable Redemption Price At Company's Election, as defined in subsection (b)(i) above. Notwithstanding the above, Holder may convert into Common Stock pursuant to Section 5, at any time and from time to time prior to the close of business on the day prior to the Date of Redemption at Company's Election, any Series C Preferred Stock which it is otherwise entitled to convert, which conversions shall not be subject to the conversion restrictions set forth in Section 5(a), including Series C Preferred Stock that has been selected for redemption at the Company's election pursuant to this subsection 6(b).

          (c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Section 6(b) unless it has:

              (i) the full amount of the redemption price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

              (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution; or

              (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

              (iv) a combination of the items set forth in (i), (ii) and (iii) above, aggregating the full amount of the redemption price.

     Following delivery of a Redemption Notice, the Company shall maintain the funding availability as contemplated by (i) through (iv) above. If the foregoing conditions of this Section 6(c) are satisfied and the Company complies with Section 6(d) hereof, then any shares of Series C Preferred Stock called for by a Redemption at Company's Election shall cease to be outstanding for all purposes hereunder (including the right to convert or to accrete additional Premium or to exercise any other right or privilege hereunder) on the Date of Redemption at Company's Election and shall instead represent the right to receive the Redemption Price at Company's Election without interest from and after the Date of Redemption at Company's Election.

          (d)  Payment of Redemption Price.

               (i) Each Holder submitting Preferred Stock being redeemed under this Section 6 shall send their Series C Preferred Stock Certificates so redeemed to the Transfer Agent by overnight or, if outside the U.S., two-day courier within two business days of the Date of Redemption at Company's Election, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the date the Transfer Agent receives the original Series C Stock Certificates being redeemed. The Company shall not be obligated to deliver the redemption price unless and until the Preferred Stock Certificates so redeemed are delivered to the Transfer Agent, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i). Notwithstanding anything to the contrary contained herein, the Company shall in no event be obligated to pay the redemption proceeds before the second (2nd) business day following the Date of Redemption at Company's Election.

               (ii) [Intentionally omitted]

          (e) Prohibition on Redemption. Notwithstanding the foregoing, the Company may not either send out a Redemption Notice or effect a redemption pursuant to Section 6(b) above during a period in which the Company's officers or directors would be prohibited from buying or selling stock pursuant to the Securities Exchange Act of 1934, as amended, because of their holding of material non-public information and provided further that in the event the Registration Statement is not available for sale of all of the Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time during the period from the Notice of Redemption at Company's Election and the Redemption Date, such Notice of Redemption at Company's Election shall be void.

   Section 7.  Voting Rights.  The Holders of the Series C Preferred Stock
               -------------
shall have no voting power whatsoever, and no Holder of Series C Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders except as otherwise provided by the Minnesota Business Corporation Act ("Minnesota Law").

     Notwithstanding the above, the Company shall provide Holder with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company or any other major corporate event, the Company shall deliver a notice to Holder, no later than ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time (but such notice shall not be given prior to the public announcement with respect thereto).

     To the extent that under Minnesota Law the vote of the Holders of the Series C Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series C Preferred Stock (except as otherwise may be required under Minnesota Law) shall constitute the approval of such action by the class. To the extent that under Minnesota Law the Holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (without regard to the limitations on conversion contained herein) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Series C Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

     Section 8.  Protective Provision.  So long as shares of Series C Preferred
                 --------------------
Stock are outstanding, the Company shall not without first obtaining the written consent of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series C Preferred Stock:

             (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock or any securities so as to affect adversely the Series C Preferred Stock;

             (b) create any new class or series of stock having a preference over or on parity with the Series C Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of Series C Preferred; or

             (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     Notwithstanding the foregoing, the Company shall not take any action pursuant to paragraph (a), (b) or (c) above with respect to the Series C Preferred Stock held by a Holder without the written consent of such Holder.

     Section 9.  Status of Converted or Redeemed Stock.  In the event any shares
                 -------------------------------------
of Series C Preferred Stock shall be converted or redeemed pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series C Preferred Stock.

     Section 10.  [INTENTIONALLY DELETED]


     Section 11.  Authorization and Reservation of Shares of Common Stock.
                  -------------------------------------------------------

          (a) Authorized and Reserved Amount. The Company shall have authorized and reserved and keep available for issuance Two Million Six Hundred Fifty Thousand 2,650,000 shares of Common Stock (the "Reserved Amount") solely for the purpose of effecting the conversion of the Series C Preferred Stock, which number shall not be reduced at any time any shares of Series C Preferred Stock are outstanding. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Series C Preferred Stock, and issuance of the shares of Common Stock in connection therewith. In no event shall the total number of shares of Common Stock issued upon Conversion of the Series C Preferred Stock exceed the number of authorized shares; provided, however that the Company shall use all authorized but unreserved shares as necessary to honor conversions of Series C Preferred Stock.

          (b) Increases to Reserved Amount. Without limiting any other provision of this Section 11, if at any time the Company is notified by a Holder that the Holder's portion of the Reserved Amount, based upon the average of the 5 lowest Conversion Prices in effect during any 30 consecutive trading days prior to the providing of such notice shall be less than One Hundred Fifty percent (150%) of the number of shares of Common Stock issuable to such Holder upon conversion of its Series C Preferred Stock (without regard to the conversion limitations contained herein) (a "Share Reservation Failure"), or that the Holder's portion of the Reserved Amount, based upon the Conversion Prices in effect during two consecutive trading days prior to such notice, shall be less than One Hundred Twenty Five percent (125%) of the number of shares of Common Stock issuable to such Holder upon conversion of its Series C Preferred Stock (without regard to the conversion limitations contained herein) (each, a "Share Reservation Failure"), the Company shall within five (5) business days notify all Holders of such occurrence and shall take action as soon as possible, but in any event within five (5) days after such Holder's notice if such action can be accomplished by the Board of Directors and within 120 days of such Holder's notice if such action requires the approval of the Company's shareholders, to increase the Reserved Amount for each Holder to Two Hundred percent (200%) of the number of shares of Common Stock then issuable to such Holder upon conversion of its Series C Preferred Stock (without regard to the conversion limitations contained herein). Any notice with respect to a particular Share Reservation Failure by a Holder shall be given within ten (10) business days of such particular Share Reservation Failure.

          (c) Reduction of Reserved Amount Under Certain Circumstances. Prior to complete conversion of all Series C Preferred Stock the Company shall not reduce the number of shares required to be reserved for issuance under this
Section 11 without the written consent of Holders of 75% of the Preferred Stock except for a reduction proportionate to a combination, reverse stock split, or other similar action effected for a valid business purpose other than affecting the obligations of Company under this Section 11, which action affects all shares of Common Stock equally; provided, however that in no event shall any Holder's portion of the Reserved Amount be reduced below one hundred 150% of the number of shares of Common Stock issuable upon conversion of that Holder's outstanding Series C Preferred Stock (without regard to the conversion limitations contained herein), without that Holder's written consent.

          (d) [Intentionally Omitted].

          (e) Cap Amount. Until the 20% Approval (as defined herein) has been obtained, in no event shall the total number of shares of Common Stock issued upon conversion of the Series C Preferred Stock exceed the maximum number of shares of Common Stock (the "Cap Amount") that the Company can, without shareholder approval, so issue pursuant to Nasdaq Rule 4460(i)(1)(d)(ii) (the "Nasdaq 20% Rule"), if applicable, or any applicable rule of the Pacific Stock Exchange requiring shareholder approval of an issuance of Common Stock in excess of 20% of the outstanding capital stock of the Company, (in each case unless otherwise agreed by Nasdaq or the Pacific Stock Exchange to the extent their rules apply); provided however that the Company may elect to issue stock in excess of the limit created by such Pacific Stock Exchange rule if the Company elects to delist its Common Stock from the Pacific Stock Exchange. The Cap Amount shall be allocated pro rata to the holders of Series C Preferred Stock as provided in subsection (f) below. To the extent applicable, the Cap Amount shall be 2,383,725 Shares of Common Stock.

          (f) Allocations of Cap Amount and Reserved Amount.   The initial Cap
Amount and Reserved Amount shall be allocated pro rata among the Holders of Series C Preferred Stock based on the number of the shares of Series C Preferred Stock initially issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders of Series C Preferred Stock based on the number of the shares of Series C Preferred Stock held by each Holder at the time of the increase in the Reserved Amount in the event the Company is unable to increase each Holder's allocable portion of the Reserved Amount to a full 200%. In the event a holder shall sell or otherwise transfer any of such Holder's shares of Series C Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series C Preferred Stock shall be allocated to the remaining holders of shares of Series C Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock then held by such Holders.

          (g)  Inability to Convert.

               (i) Obligation to Cure; Shareholder Approval. The Company shall, at its next annual shareholder meeting, to be held no later than June 30, 1998, use its best efforts to obtain approval of its shareholders to authorize (i) the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of Series C Preferred Stock but for the Cap Amount and without regard to any other conversion limitations contained herein and eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities with respect to the Company's ability to issue shares of Common Stock in excess of the Cap Amount (such approvals being the "20% Approval") and (ii) the increase in the number of authorized shares of Common Stock of the Company from 20,000,000 to 40,000,000 shares. In connection with such shareholder vote, the Company shall use its best efforts to cause all officers and directors of the Company to promptly enter into irrevocable agreements to vote all of their shares in favor of eliminating such prohibitions. If the shareholders fail to approve the 20% Approval or fail to authorize such increase in the number of authorized shares of Common Stock by June 30, 1998, then each Holder of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, until all such prohibitions have been eliminated (as to the Cap Amount) and that such increase has been approved (as the Reserved Amount), by delivery of written notice to the Company that a Cap Amount Failure has occurred (a "Cap Amount Failure Notice") or that a Share Reservation Redemption Failure has occurred (a "Share Reservation Failure Notice"), to require the Company to purchase for cash within five (5) business days of such Failure Notice, for a redemption price per share of Series C Preferred Stock equal to the Redemption Price at Company's Election in effect on the date of the Cap Amount Failure Notice or Share Reservation Failure Notice, a portion of the Holder's Series C Preferred Stock such that, after giving effect to such purchase, the Holder's allocated portion of the Cap Amount or Reserve Amount, as applicable, equals, or exceeds 150% of the total number of shares of Common Stock issuable to such Holder upon conversion of its Series C Preferred Stock upon consummation of such purchase (without regard to any limitations on conversion herein). For purposes hereof, a Cap Amount Failure shall occur if at any time a Holder's portion of the Cap Amount, based upon the average of the five (5) lowest Conversion Prices in effect during any 30 consecutive trading days, shall be less than One Hundred Fifty percent (150%) of the number of shares of Common Stock issuable upon conversion of such Holder's Series C Preferred Stock (without regard to the conversion limitations contained herein), or a Holder's portion of the Cap Amount, based upon the Conversion Prices in effect during any two consecutive trading days, shall be less than One Hundred Fifty percent (150%) of the number of shares of Common Stock issuable upon conversion of such Holder's Series C Preferred Stock (without regard to the conversion limitations contained herein). For purposes hereof, a Share Reservation Redemption Failure shall occur if at any time a Holder's portion of the Reserved Amount, based upon the average of the five (5) lowest Conversion Prices in effect during any 30 consecutive trading days shall be less than One Hundred Fifty percent (150%) of the number of shares of Common Stock issuable upon conversion of such Holder's Series C Preferred Stock (without regard to the conversion limitations contained herein), or a Holder's portion of the Reserved Amount, based upon the Conversion Prices in effect during any two consecutive trading days, shall be less than One Hundred Fifty percent (150%) of the number of shares of Common Stock issuable upon conversion of such Holder's Series C Preferred Stock (without regard to the conversion limitations contained herein). Any notice with respect to a particular Cap Amount Failure or Share Reservation Redemption Failure shall be given by a Holder with ten (10) business days of such particular Cap Amount Failure or Share Reservation Redemption Failure, as the case may be. In addition, if the shareholder approval to increase the authorized shares to 40,000,000 is obtained, each Holder's portion of the Reserved Amount shall, within five (5) business days thereafter, be increased to the extent necessary so that such Holder's portion of the Reserved Amount is equal to Two Hundred Percent (200%) of the number of shares of Common Stock issuable to such Holder upon conversion of its Series C Preferred Stock (without regard to the conversion limitations contained herein).

          (h) Company's Failure to Timely Convert.

              (i)  Cash Damages.  Except as provided in Subsection (iii) below,
                   ------------
if the Transfer Agent shall fail to issue and deliver (physically or electronically as required hereby) the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 5(b)(ii) within two
(2) business days of the Deadline and provided that Holder has notified the Company by facsimile of its failure to receive such shares (a "Conversion Failure") (it being understood that such notice received by 4:30 p.m. central time on a business day shall cause such day to be treated as a day on which a Conversion Failure existed), in addition to all other available remedies which such holder may pursue hereunder and under the Subscription Agreement (including indemnification pursuant to Section 8 thereof, except to the extent of any Redemption Premium Excess (as defined below)), the Company shall pay damages in cash to such holder on each date after such second business day such conversion is not timely effected and/or such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock represented by such Preferred Stock Certificate based upon the conversion price in effect on the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (II) the Closing Sale Price of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 11(h) within five business days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

          (ii)  Void Conversion Notice; Adjustment to Conversion Price.  If for
                ------------------------------------------------------
any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) business day after the Deadline with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Transfer Agent, with a copy to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 11(h)(i) above or otherwise.

          (iii) Notwithstanding the above, a Holder shall not be entitled to receive the payments set forth in Subsection (i) with respect to shares of Common Stock not so issued on a timely basis in the event the Company's failure to convert is a result of the unavailability of authorized but unreserved shares or the Cap Amount contained in Section 11(e) to the extent such payments would but for this limitation exceed (such excess being the "Redemption Premium Excess") the amount by which the Triggering Event Redemption Price (as defined in Section 12(b)) exceeds the Total Value with respect to the shares of Series C Preferred Stock as to which such Conversion Failure exists.

          (iv) Buy-In Cure. In addition to the foregoing, if (i) the Company fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of the Series C Preferred Stock and (ii) after the applicable Delivery Period with respect to such conversion, a Holder or Holder's broker purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by a Holder of the shares of Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Company shall pay such Holder within two (2) business days following receipt of written notice of a claim pursuant to this
Section 11(h)(iv) the amount by which (x) such Holder's total purchase price (including brokerage commission, if any) for the shares of Common Stock so purchased exceeds (y) Conversion Price with respect to the Sold Shares. For example, if Holder purchases shares of Common Stock having a total price of $11,000 to cover a Buy-In with respect to shares of Common Stock with a Conversion Price of $10,000, the Company will be required to pay such Holder $1,000. A Holder shall provide the Company written notification indicating any amount payable to Holder pursuant to this Section 11.

     Section 12.  Redemption at Option of Holders.
                  -------------------------------

          (a) Redemption Option Upon Major Transaction.  In addition to all
              ----------------------------------------
other rights of the holders of Series C Preferred Stock contained herein, upon the announcement of a Major Transaction (as defined below), each holder of Series C Preferred Stock shall have the right, at such holder's option, upon written notice to the Company to require the Company to redeem, at any time and from time to time, all or a portion of such holder's Series C Preferred Stock at a price per Preferred Share equal to the greater of (i) 125% of the Total Value of such share and (ii) the product of (A) the Conversion Rate on the date of such notice and (B) the Closing Sale Price of the Common Stock on the trading date immediately preceding the date of consummation of the Major Transaction ("Major Transaction Redemption Price").

          (b) Redemption Option Upon Triggering Event.  In addition to all other
              ---------------------------------------
rights of the holders of Series C Preferred Stock contained herein, after a Triggering Event (as defined below), each holder of Series C Preferred Stock shall have the right, at such holder's option, to require the Company to redeem, at any time and from time to time, all or a portion of such holder's Series C Preferred Stock at a price per Preferred Share equal to the greater of (i) 125% of the Total Value and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer Upon a Triggering Event (as defined below) and (B) the Closing Sale Price of the Common Stock on the trading date immediately preceding such Triggering Event ("Triggering Event Redemption Price" and, collectively with "Major Transaction Redemption Price," the "Redemption Price").

          (c) "Major Transaction".  A "Major Transaction" shall be deemed to
              -------------------
have occurred at such time as any of the following events:

               (i) a consolidation, merger or other business combination or event following which the holders of Common Stock of the Company immediately preceding such consolidation, merger, combination or event either (i) no longer hold a majority of the shares of Common Stock of the Company or (ii) no longer have the ability to elect the board of directors of the Company (a "Change of Control"); provided, however, that if the other entity involved in such consolidation, merger, combination or event is a publicly traded company with "Substantially Similar Trading Characteristics" (as defined below) as the Company and the holders of Common Stock are to receive solely Common Stock or no consideration (if the Company is the surviving entity) or solely common stock of such other entity (if such other entity is the surviving entity), such transaction shall not be deemed to be a Major Transaction (provided the surviving entity, if other than the Company, shall have agreed to assume all obligations of the Company under the Certificate of Designation, the Securities Purchase Agreement and the Registration Rights Agreement). For purposes hereof, an entity shall have Substantially Similar Trading Characteristics as the Company if the average daily dollar trading volume of the common stock of such entity is equal to or in excess of $1,120,000 for the 90th through the 31st day prior to the public announcement of such transaction.

               (ii) the sale or transfer of all or substantially all of the Company's assets; or

               (iii) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control shall have occurred.

               (d) "Triggering Event".  A "TRIGGERING EVENT" shall be deemed to
                   ------------------
     have occurred upon the happening of any of the following events:

                   (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 150 days after the Last Closing Date;

                   (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Series C Preferred Stock for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) other than as a result of the provisions of Section 6 thereof in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Series C Preferred Stock;

                   (iii) for three (3) consecutive trading days or for an aggregate of ten (10) trading days in any nine (9) month period, the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock) is (i) suspended from trading on any of Nasdaq Small Cap, the Nasdaq National Market, the New York Stock Exchange, Inc., the American Stock Exchange, Inc. or (ii) is not qualified for trading on at least one of Nasdaq Small Cap, the Nasdaq National Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc.;

                   (iv) the Company's or the Transfer Agent's notice to any holder of Series C Preferred Stock, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Series C Preferred Stock into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations, or the failure of the Transfer Agent to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designations within 10 business days after the receipt by the Transfer Agent of the Conversion Notice; or

                   (v) the Company breaches, and such breach continues uncured for ten (10) business days after the Company has been notified thereof in writing by a Holder, any significant covenant or other material term or condition of this Certificate of Designation, the Subscription Agreement, or the Registration Rights Agreement, or any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Subscription Agreement and Registration Rights Agreement), shall be false or misleading in any material respect when made;

               (vi) the Company and the Transfer Agent fail, and such failure continues uncured for five (5) business days after the Company has been notified thereof in writing by a Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued to a transferee from a Holder upon conversion of any Series C Preferred Stock, as and when required by the Subscription Agreement;

               (vii) the Company fails, and such failure continues uncured for five (5) business days after the Company has been notified thereof in writing by a Holder, to reserve a sufficient number of shares to satisfy a conversion, where such shares are already authorized;

               (viii) the Company's failure to redeem any shares of Preferred Stock as required pursuant to Section 11(g) hereof within five (5) business days of the Company's receipt of a Cap Amount Failure Notice or Share Reservation Failure Notice.

           (e) Mechanics of Redemption at Option of Buyer Upon Major
               -----------------------------------------------------
     Transaction.  Within 2 business days following the public announcement of a
     -----------
     Major Transaction, the Company shall deliver written notice thereof via facsimile ("Notice of Major Transaction") to each holder of Series C Preferred Stock. At any time after the public announcement of a Major Transaction, but prior to the consummation thereof any holder of Series C Preferred Stock then outstanding may by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Company, require the Company to redeem up to all of the holder's Series C Preferred Stock outstanding at the time such Major Transaction is consummated. The Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate the maximum number of Series C Preferred Stock that such holder is electing to redeem provided that such redemption shall be contingent upon the closing of such Major Transaction. No such notice shall preclude a Holder from converting shares of Series C Preferred Stock pursuant to Section 5 hereof.

           (f) Mechanics of Redemption at Option of Buyer Upon Triggering Event.
               -----------------------------------------------------------------
     Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Series C Preferred Stock. At any time and from time to time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Series C Preferred Stock then outstanding may require the Company to redeem any or all of the Series C Preferred Stock by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Triggering Event") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Series C Preferred Stock that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 3(b) above.

           (g) Payment of Redemption Price.  Upon the Company's receipt of a
               ---------------------------
     Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from any holder of Series C Preferred Stock, the Company shall immediately notify each holder of Series C

     Preferred Stock by facsimile of the Company's receipt of such notices. The Company shall deliver the applicable Redemption Price to such holder within five business days after the Company's receipt of a Notice of Redemption at Option of Buyer Upon Triggering Event or Notice of Redemption at Option of Buyer Upon Major Transaction; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Transfer Agent and, in the case of a Major Transaction, provided that such Major Transaction has closed. If the Company is unable to redeem all of the Series C Preferred Stock submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Series C Preferred Stock based on the number of Series C Preferred Stock submitted for redemption by such holder relative to the total number of Series C Preferred Stock submitted for redemption by all holders of Series C Preferred Stock as of the date payment is required to be made and (ii) in addition to any remedy such holder of Series C Preferred Stock may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 18% per annum in respect of each unredeemed Preferred Share until paid in full.

               (h) Void Redemption.  In the event that the Company does not pay
                   ---------------
     the Redemption Price within the time period set forth in Section 12(g), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Series C Preferred Stock shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the shares of Series C Preferred Stock that were submitted for redemption by such holder under this Section 12 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer Upon Triggering Event or the Notice of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Series C Preferred Stock subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Series C Preferred Stock subject to the Void Optional Redemption Notice, (iii) the Maximum Conversion Price of such returned Series C Preferred Stock shall be adjusted to the lesser of (A) the Maximum Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice of Redemption at Option of Buyer Upon Major Transaction or the Notice of Redemption at Option of Buyer Upon Triggering event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company, and (iv) the Conversion Price in effect at such time shall be reduced by a number of percentage points equal to the product of (A) .25 and (B) the number of days in the period beginning on the date which is five business days after the date on which the Notice of Redemption at Option of Buyer Upon Major Transaction or the Notice of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

               (i) Miscellaneous.   A holder's delivery of a Void Optional
                   -------------
     Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this
     Section 12 shall have priority to payments to holders of Junior Securities in connection with a Major Transaction. In the event of a redemption pursuant to this Section 12 of less than all of the Series C Preferred Stock represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series C Preferred Stock a preferred stock certificate representing the remaining Series C Preferred Stock which have not been redeemed.

     Section 13.  [INTENTIONALLY DELETED]

     Section 14.  Remedies, Other Obligations, Breaches and Injunctive Relief.
                  -----------------------------------------------------------
Except as expressly otherwise provided herein in Sections 11(h)(i) and 11(h)(iii) with respect to a Redemption Premium Excess, the remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provision giving rise to such remedy and nothing herein shall limit a Holder's right to actual damages for any failure by the Company to comply with the terms of this Certificate of Designation (after taking into effect the damages and remedies available hereunder). Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

          Section 15.  Restriction on Redemption and Cash Dividends.  Until all
                       --------------------------------------------
of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Junior Securities without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

          Section 16.  Vote to Change the Terms of Preferred Shares.  Except as
                       --------------------------------------------
otherwise provided in Section 8, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

          Section 17.  Limitation on Beneficial Ownership.  The Company shall
                       ----------------------------------
not effect any conversion of Series C Preferred Stock and no holder of Series C Preferred Stock shall have the right to convert any Series C Preferred Stock to the extent that after giving effect to such conversion such person (together with such person's affiliates) would beneficially own in excess of 5.00% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted shares of Series C Preferred Stock beneficially owned by such person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such person and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 17, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. A holder of Series C Preferred Shares may waive the restrictions of this paragraph only upon not less than 61 days prior written notice to the Company (with such waiver taking effect only upon the expiration of such 61 day notice period). Notwithstanding anything to the contrary contained herein, each Conversion Notice shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice, the holder will not beneficially own (as determined in accordance with this Section
17) more than 5.00% of the outstanding shares of Common Stock of the Company as reflected in the Company's most recent Form 10-Q or Form 10-K, as the case may be, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding. For purposes of satisfying its obligations under this paragraph, the Company shall be entitled to rely solely upon the implied representation of the holder made by submitting a Notice of Conversion enforcing this provision.

          Section 18.  Miscellaneous.  No specific provision contained in this
                       -------------
Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers and shall not be construed against any person as the drafter hereof. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. Notwithstanding anything to the contrary contained herein, or any limitations contained herein, any cash amounts due hereunder which are not paid when due shall bear interest at 18% per annum.

     In witness whereof, this Certificate of Designation has been executed on February ___, 1998.



                                    ___________________________________
                                    Kenneth E. Hendrickson
                                    Chairman and Chief Executive Officer

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert _____________ shares of Series C Preferred Stock, represented by stock certificate No(s). ________________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of Ancor Communications, Incorporated (the "Company") according to the conditions contained in the Certificate of Designation of Series C Preferred Stock, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each of the Preferred Stock Certificates being converted is attached hereto. The undersigned agrees to deliver a Prospectus in connection with any sale made pursuant to the Registration Statement, as provided in Section 5.10 of the Subscription Agreement.


NOTE REGARDING LEGEND REMOVAL UPON RESALE: The Common Stock certificates, if issued in Holder's name, shall bear a restrictive legend. The restrictive legend may be removed when and to the extent allowed under Section 5.9 of the Subscription Agreement or under the Irrevocable Instructions to Transfer Agent.

    [_] Physical delivery
    [_] Electronic delivery if eligible


                                    Date of Conversion:_________________



                                    Applicable Conversion Price:___________


                                    Number of Shares of
                                    Common Stock to be Issued:____________


                                    Signature:__________________________


                                    Name:_____________________________


                                    Address: ___________________________

                                             ___________________________



           DELIVER PREFERRED STOCK CERTIFICATES TO THE TRANSFER AGENT